EXHIBIT 22.1

SUBSIDIARY ISSUERS AND GUARANTORS OF CBRE GROUP, INC.’S
REGISTERED DEBT
AT MARCH 31, 2026

CBRE Services, Inc., a subsidiary of CBRE Group, Inc., is the issuer of the 5.500% (due 2035), 5.500% (due 2029), 5.950%, 4.800%, 4.900% and 2.500% senior notes (as defined in CBRE Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026), which are guaranteed by CBRE Group, Inc.